Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 5 to Form F-1 on Form F-3) and related Prospectus of Yatra Online, Inc. for the registration of 6,300,000 ordinary shares and to the incorporation by reference therein of our report dated June 30, 2017, with respect to the consolidated financial statements of Yatra Online, Inc. included in its Annual Report (Form 20-F) for the year ended March 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Associates LLP

Gurgaon, Haryana, India

April 11, 2018